Exhibit 10.1

Jacobs Engineering Group Inc.
155 North Lake Avenue 91101
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144

July 10, 2015

Mr. Steven J. Demetriou
8950 Antelope Run
Novelty, OH 44072

Dear Steve:

We are pleased to offer you the position of President and Chief Executive Officer of Jacobs Engineering Group Inc. (“Jacobs”). In this position, you will report directly to the Jacobs Board of Directors (the “Board”). This offer of employment is conditioned upon your acceptance of the terms and conditions outlined in this letter and the attached Employee Acceptance Statement.
Your start date, and the effective date of your hire, will be August 17, 2015, or another mutually agreeable date no later than the first business day that is more than ninety (90) days following the execution of this letter by both you and Jacobs. If you are required to give your current employer advance notice of your resignation such that your resignation cannot be effective prior to August 17, 2015, Jacobs will agree to a start date which is promptly following the effective date of such resignation, but not later than the first business day that is more than ninety (90) days following the execution of this letter by both you and Jacobs.
You will be appointed to the Jacobs Board of Directors, effective as of your start date.

This offer includes the following elements:

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An annual base salary of $1,300,000. Your base salary and other elements of your compensation are determined at the discretion of the Human Resource and Compensation Committee of the Board (the “Compensation Committee”) and will be reviewed annually.

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Participation in Jacobs’ Incentive Bonus Plan for fiscal year 2016 and future fiscal years in which you remain employed, with a bonus target of 150% of your base salary. Annual bonuses are subject to performance and other requirements as described in the terms and conditions of the plan.

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A fiscal year (“FY”) 2015 equity award with a grant value (determined in accordance with Jacobs’ past practices) of $1,066,700, delivered in the form of 20% stock options, 20% restricted stock units (“RSUs”) and 60% performance share units (“PSUs”). The FY 2015 stock options will vest at a rate of 25% on each of first 4 anniversaries of your start date, subject to your continued employment on each vesting date. The FY 2015 RSUs will cliff vest on the third anniversary of your start date, subject to your continued employment on the vesting date. The FY 2015 PSUs will vest based on the same three year Net Earnings growth vesting criteria as PSUs generally granted to Jacobs’ senior executives in May 2015, with the performance period ending May 2018. The specific number of FY 2015 stock options, RSUs and PSUs will be determined based on the closing stock price on the trading day immediately preceding the day this letter becomes fully executed by you and Jacobs. This award will be granted as of your hire date.

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An equity award for FY 2016 and future years in which you remain employed, in an amount, and in a form, determined by the Compensation Committee, commensurate with your position as President and Chief Executive Officer (other than as stated in the paragraph immediately below). All such equity awards are subject to the terms and conditions of the 1999 Jacobs Engineering Group Inc. Stock Incentive Plan (as it may be amended from time to time, or any plan adopted by Jacobs in replacement thereof), and subject to approval of the Compensation Committee.

Exhibit 10.1

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The grant value of your FY 2016 equity award (to be granted in November 2015) will be $6,400,000. The format and design of this award will be determined at the discretion of the Compensation Committee.

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A cash make-whole bonus of $5,650,000, to partially make up for the forfeiture of unvested awards you left behind at your prior employer in order to accept this offer. This cash make-whole payment will be paid within 15 days following your start date.

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If you resign from Jacobs without “Good Reason” or are discharged by Jacobs for “Cause” (each as defined below), in each case within two years following your start date, you shall reimburse Jacobs the gross amount of such payment.

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Notwithstanding the above, if you vest in any prior employer cash or equity award following the date of this letter and before your start date with Jacobs, the amount of this make-whole payment will be reduced to reflect the value in which you vest.

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A make-whole equity grant of $2,700,000 of RSUs, which will vest at a rate of 1/3 on each of the first, second and third anniversaries of your start date, subject to your continued employment on each vesting date. The purpose of this grant to is to partially make up for the forfeiture of unvested awards you left behind at your prior employer in order to accept this offer. Vesting of these make-whole RSUs will accelerate if you are discharged by Jacobs other than for Cause or you resign from Jacobs with Good Reason while any of the make-whole RSUs remain unvested. Other specific details of this grant, including its terms and conditions, will be forwarded to you under separate cover after your start date. The specific number of make-whole RSUs will be determined based on the closing stock price on the trading day immediately preceding the day this letter becomes fully executed by you and Jacobs.

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A sign-on equity grant with a grant value of $2,000,000, delivered in the form of 50% stock options and 50% RSUs. The sign-on stock options will vest at a rate of 25% on each of first 4 anniversaries of your start date. The sign-on RSUs will cliff vest on the third anniversary of your start date. Vesting of each of these awards is subject to your continued employment on each vesting date. Other specific details of these awards, including their terms and conditions, will be forwarded to you under separate cover after your start date. The specific number of sign-on stock options and RSUs will be determined based on the closing stock price on the trading day immediately preceding the day this letter becomes fully executed by you and Jacobs.

•	Eligibility to participate in the Jacobs’ Executive Deferral Plan, subject to the terms and conditions of that plan.

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Relocation assistance as described in the attached Relocation Policy and Home Buyout Program, provided you relocate your primary residence to the Los Angeles metropolitan area within 1 (one) year of your start date.

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Paid time off (“PTO”) of 5 weeks annually. PTO will accrue at a rate of 25 days (200 hours) per calendar year (in addition to the six US company paid holidays). PTO is subject to the conditions outlined in the Jacobs PTO policy.

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Healthcare benefits, which are effective the first of the month following your start date. Benefits coverage and plan options are described in the enclosed benefits brochure. Should you have additional questions regarding benefits, please let me know.

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If you are discharged by Jacobs without Cause or you resign from Jacobs with Good Reason, in each case within two years following your start date, you will receive a lump sum payment equal to one-year’s base salary and target. bonus, paid no later than 30 days following your termination; subject to any delay in payment required in order to avoid the imposition of tax penalties on you pursuant to Code Section 409A.

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“Cause” in this letter means: (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional damage to the Company’s assets; (iii) intentional engagement in any competitive activity

Exhibit 10.1

which would constitute a breach of your duty of loyalty or of your contractual obligations; (iv) intentional breach of any of the Company’s written policies, including its confidentiality policy; (v) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness); (vi) failure by you to cooperate in any investigation of Jacobs by any governmental or self-regulatory authority, or in any internal investigation; or (vii) willful conduct by you that is demonstrably and materially injurious to Jacobs, monetarily or otherwise.For purposes of this paragraph, and act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of Jacobs. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”. “Cause” includes any of the above grounds for dismissal regardless of whether Jacobs learns of the existence of such grounds before or after terminating your employment.

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“Good Reason” in this letter has the Internal Revenue Code (“Code”) Section 409A “safe harbor” definition, as described in Treasury Regulation Section 1.409A-1(n)(2)(ii) and, in addition, your not being appointed as Chairman of the Board by the first anniversary of your start date shall be a Good Reason event. A resignation will not be considered for Good Reason unless it actually occurs not more than ninety (90) days following the initial existence of one or more of the applicable Good Reason conditions arising without your consent, and then only if you provide notice to Jacobs of the initial existence of such a condition, which describes such condition in detail, no less than ninety (90) days after the initial existence of the condition, and Jacobs does not remedy the condition within the thirty (30) days following its receipt of such notice.

Other Considerations:

•	All of your compensation will be subject to applicable income tax, employment tax and other withholding.

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This letter shall be construed in accordance with the internal laws of the State of California, without regard to the conflict of law provisions of any state which would provide for the application of the laws of any state other than California.

•	Your primary place of employment shall be Jacobs’ executive offices, currently located in Pasadena, California.

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You represent and warrant to Jacobs that, as of your start date, you are not a party to any agreement, written or oral, containing any non-competition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform the position described in this letter, or any other position, with Jacobs or any of its affiliates (the “Representation”).

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It is intended that the payments and benefits provided under this letter shall comply with the provisions of Code Section 409A and the regulations relating thereto, or an exemption thereto, and this letter shall be interpreted accordingly.

•	This position is classified as exempt, with no eligibility for overtime.

•	Jacobs is an at will employer, meaning that either you or Jacobs may terminate the employment relationship at any time and for any reason, with or without notice.

To indicate your acceptance of this offer, please countersign and return this letter. Additionally, your acceptance of this offer is contingent on your reviewing and signing the enclosed Employee Acceptance Statement, which notes Jacobs’ conditions of employment and your rights and responsibilities, and further contingent on the accuracy of the Representation. Both signed documents should be returned to Lori.Sundberg@jacobs.com no later than 11:59pm Pacific Daylight Time on July 14, 2015. The offer described in this letter will expire at that time if the signed documents have not been returned to Ms. Sundberg.

Drug screening information will be sent under separate cover.

Exhibit 10.1

Steve, we are very pleased at the prospect of you joining the Jacobs senior management team.

Sincerely,

On behalf of JACOBS,

/s/Noel G. Watson	July 10, 2015
Noel G. Watson	Date
Executive Chairman

I hereby accept the terms and conditions of this offer letter:

/s/Steven J. Demetriou	July 10, 2015
Steven J. Demetriou	Date

cc:	Linda Fayne Levinson, Chairman, Compensation Committee
Lori Sundberg, Senior Vice President, Global Human Resources

Exhibit 10.1

EMPLOYEE ACCEPTANCE STATEMENT

The following information addresses Jacobs’ employment requirements and your rights and responsibilities. Jacobs is an employer at will; wherein, either party may conclude the employment relationship at any time for any reason or no reason.

Equal Employment Opportunity
Jacobs provides a workplace free of discrimination and harassment. Our Equal Employment Opportunity and Affirmative Action Programs promote equality in the design and administration of personnel actions, such as recruitment, compensation, benefits, transfers and promotions, training, and social and recreational programs. These activities shall be administered equitably without regard to race, color, religion, gender, age, national origin, disability, veteran status, or any other characteristic protected by law. Any employee with questions or concerns about any type of discrimination in the workplace is encouraged to bring these issues to the attention of his/her immediate supervisor, the Human Resources Department, the Compliance Officer and/or the Integrity Hotline. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action up to and including termination of employment.

Employment Eligibility
As a requirement of the U.S. Immigration Reform and Control Act of 1986, all employees hired to work in the United States must show evidence of employment eligibility and identity. Employment is conditional upon your ability to verify your eligibility for employment with Jacobs in the United States. Enclosed is a list of acceptable documents for I-9 purposes. Please be prepared to comply with this requirement within three (3) business days of starting work by presenting either one document from List A OR one document each from List B and List C. Should you require information regarding immigration questions, please contact me to discuss our procedures.

Drug-Free Workplace
You understand that in accordance with Jacobs’ policy, employment is conditional upon you passing a pre-employment drug screen. Lori Sundberg will work with you to make the necessary arrangements.

Confidentiality and Business Conduct
As a further condition of employment, on your first day of employment, you will be asked to read and sign a Confidentiality Agreement, read the Jacobs Corporate Policy concerning Business Conduct, and sign a Statement of Understanding and Compliance.

I hereby accept these terms and conditions of employment:

/s/Steven J. Demetriou	July 10, 2015
Steven J. Demetriou	Date